EXHIBIT 10.2




                          CONTRACT BREWING AGREEMENT

                                BY AND BETWEEN

                             MOJO HIGHWAY BREWING

                                 COMPANY, LLC

                                     AND

                            FREDERICK BREWING CO.



                              DATED: June 19, 1998



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                              TABLE OF CONTENTS
                              -----------------

Section                                                                Page
-------                                                                ----

PREAMBLE ............................................................    1

1.  SCOPE OF AGREEMENT. .............................................    1

2.  PRICE AND MANNER OF PAYMENT. ....................................    4

3.  BREWING INGREDIENTS, PACKAGING MATERIALS AND BREWING SUPPLIES. ..    6

4.  TERM. ...........................................................    7

5.  MINIMUM ORDERS. .................................................    8

6.  RISK OF LOSS. ...................................................    9

7.  BREWERY OF RECORD. ..............................................    9

8.  FORCE MAJEURE. ..................................................    9

9.  CHANGE PARTS AND BREWERY MODIFICATIONS. .........................   10

10. TERMINATION. ....................................................   11

11. AGENCY AND INDEMNIFICATION. .....................................   12

12. PRODUCT LIABILITY. ..............................................   12

13. RECIPE AND QUALITY. .............................................   13

14. TRADEMARKS. .....................................................   14

15. TEST BREWING. ...................................................   14

16. COMPETING PRODUCTS. .............................................   14

17. RIGHTS OF OFFSET. ...............................................   15

18. NOTICES. ........................................................   15

19. SUCCESSORS AND ASSIGNS. .........................................   16

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20. GOVERNING LAW. ..................................................   16

21. DISPUTE RESOLUTION. .............................................   16

22. EXECUTION IN COUNTERPARTS. ......................................   17

23. AMENDMENTS. .....................................................   17

24. NO THIRD PARTY BENEFICIARIES. ...................................   17

25. MERGER; SEPARABILITY. ...........................................   17

SIGNATURES ..........................................................   18


                                    (iii)
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                          CONTRACT BREWING AGREEMENT
                                   BETWEEN
                            FREDERICK BREWING CO.
                                     AND
                      MOJO HIGHWAY BREWING COMPANY, LLC

     THIS CONTRACT BREWING AGREEMENT is dated as of the         day of    ,
1988 (the "Effective Date") by and between FREDERICK BREWING CO., a Maryland corporation ("FBC") and MOJO HIGHWAY BREWING COMPANY, LLC, a Maryland limited liability company ("MOJO"). FBC and MOJO are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

      WHEREAS, MOJO is a recently formed Maryland limited liability company having as its members FBC and C&L Brewing Company, Inc., a Maryland corporation;

      WHEREAS, FBC and MOJO desire to enter into this Contract Brewing Agreement to set forth the terms and conditions pursuant to which FBC will brew all MOJO products produced for distribution in the North American Continent;

      WHEREAS, the Parties believe that this Contract Brewing Agreement is in their best interests;

      ACCORDINGLY, for and in consideration of the mutual agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

      1.   SCOPE OF AGREEMENT.

               (a) During the term of this Contract Brewing Agreement and any extension thereof (even if there is no written contract in existence during any such extension), MOJO hereby grants to FBC, and FBC hereby accepts from MOJO, the exclusive right to brew, produce, package and supply to MOJO all Products (as defined in Section 1(c), below) of MOJO produced for distribution in the North American Continent (which shall include, but not be limited to, the United States, Mexico, the islands in the Atlantic and Caribbean oceans and all of Canada).

               (b) During the term of this Contract Brewing Agreement as set forth in Paragraph 4 hereof and in accordance with the terms set forth herein, FBC agrees to brew, package and sell the Products (defined in Section 1(c) below) to MOJO, and MOJO agrees to purchase the Products from FBC. MOJO and FBC acknowledge that they both wish to develop a mutually beneficial, long term relationship under this Contract Brewing Agreement. In order to facilitate a long term relationship, the Parties acknowledge that modifications, changes and other capital improvements to FBC's plant and equipment may be required to allow FBC to efficiently produce Products for MOJO while also producing its own products. However, the exact nature of any such modifications, changes or capital improvements will depend on the competitive conditions, product mix and volume, brewing and packaging capacity, and other circumstances that develop or exist at various times




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Contract Brewing Agreement
Page 3

during the term of this Contract Brewing Agreement which cannot be completely determined at this time. In light of such uncertainty, and to allow FBC to adequately meet the production requirements of MOJO for the Products and for FBC's own products, the Parties agree that they shall: (i) meet on a regular basis during the term of this Contract Brewing Agreement to discuss anticipated needs; and (ii) establish for each year during the term of this Contract Brewing Agreement a mutually agreeable capital investment plan. The Parties agree to act in good faith and to use their best efforts to resolve differences arising during the course of such discussions in a mutually agreeable manner. The Parties acknowledge that future needs may require one or both of the Parties to make capital investments in FBC's plant and equipment and that in the event of any such investment is contemplated by MOJO, the Parties will negotiate in good faith and use their best efforts to agree upon any amendments to this Contract Brewing Agreement that may be required to facilitate the long term relationship contemplated by the Parties.

               (c) For purposes of this Contract Brewing Agreement, "Product" shall mean: (i) alcoholic malt beverages, including but not limited to, beers, ales, malt liquor, barley wine, cider or any other alcoholic product produced from grain, fruit or vegetable matter, with or without the introduction of yeast and/or hops, packaged in cases of 4 by 6 or 24 loose twelve ounce bottles, in half barrel or quarter barrel kegs, and any other package types or configurations that the Parties mutually agree to use for packaging Product, or (ii) any other beverage product which the Parties mutually agree in writing shall be included in the definition of Product.

               (d) It is the intention of the Parties that FBC shall brew, package and sell to MOJO other MOJO products upon terms mutually agreed to in writing by FBC and MOJO. For purposes of this Contract Brewing Agreement, "Other Products" shall mean any MOJO product other than the Product, whether currently offered or developed in the future, (including, but not limited to, soft drinks) which the Parties mutually agree to add to this Contract Brewing Agreement during any calendar year in accordance with the following procedure. By November 15 in each calendar year, MOJO shall provide FBC with an annual forecast for the following calendar year, showing MOJO's monthly projections by package for the Product and any Other Products. At least 90% of the projected volume in each calendar year shall be the Product. In the event that the annual forecast includes any proposed Other Products, MOJO will furnish FBC with the brewing formula or recipe and procedures and product specifications for the proposed Other Products. FBC shall: (i) review the specifications and brewing formula or recipe for any proposed Other Products; (ii) propose a Unit Price for each of the proposed Other Products; and (iii) propose to MOJO the minimum order size, tank usage and other production and capacity parameters. MOJO may accept or reject FBC's proposal with respect to each of the proposed Other Products. If MOJO accepts the FBC proposal for a proposed Other Product, such Other Product shall be deemed to be added to this Contract Brewing Agreement only for the



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Contract Brewing Agreement
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calendar year covered by the annual forecast. If in any annual forecast, MOJO proposes an Other Product that was produced by FBC in a prior year, and: (x) the specifications, brewing formula and procedures, Brewing Ingredients, Packaging Materials and the timing and volume of production for such Other Product have not changed, and (y) the capacity utilization required for FBC's own products is substantially the same; then FBC shall not unreasonably refuse to produce such Other Product and the Unit Price proposed by FBC for such Other Product shall be the Unit Price paid by MOJO for such Other Product in the most recent prior year, increased by the annual adjustment factor for the Product set forth in Subparagraph 2(b) hereof.

          (e) The Unit Price proposed by FBC for any Other Products, and for the Product in any package size or type other than those identified in Section 1(c) hereof, shall be based on the expected incremental cost differences, when compared with FBC's Amber Lager, associated with the brewing and/or packaging formulations and processes required in the production of such Other Products or package. If FBC determines during the trial brews or initial production of any Other Product that the brewing formula, procedures or product specifications furnished by MOJO are materially inaccurate, then FBC shall notify MOJO in writing and FBC may cease production of such Other Product (after completion of any production in progress) until the Parties mutually agree on adjustment of the brewing formula, procedures or product specifications and/or the Unit
Price for such Other Product.

          (f) For purposes of this Contract Brewing Agreement, the term "barrel" shall mean 31 U.S. gallons (3,748 ounces). The following calculation shall be used to measure barrels of the Product and other Products packaged in containers other than Kegs:

  Container Volume in Ounces X Containers Per Case Unit X No. of Case Units
               -------------------------------------------------
                         Barrel Volume in Ounces

  2.  PRICE AND MANNER OF PAYMENT.

          (a)  Except as otherwise provided in the following subsections of this
Section 2, MOJO shall pay FBC for the Product and/or Other Products an amount (the "Unit Price") equal to: (i) based on MOJO's individual purchase orders, for Product and the volume ordered as follows:


                                Price Per          Price Per
         Volume Ordered         Case Unit             Keg
         --------------        -----------         ----------
          100 Barrels            $10.00             $40.00
          200 Barrels              9.00              35.00
          400 Barrels              8.50              30.00


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Contract Brewing Agreement
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plus (ii) all state and local excise taxes attributable to the Product and/or Other Products that are paid by FBC; plus (iii) the then-applicable per-use fee charged by Micro-Star Keg Management, Inc., a deposit of $7.50 per pallet, or such other amounts as the Parties mutually agree.

     (b) The Unit Price quoted in Section 2(a) above for any Product and/or Other Products packaged in a "Case" represents the price for a boxed unit of twenty-four loose 12-ounce bottles or 4-6 packs of 12-ounce bottles (in each instance, a "Case Unit"). The Unit Price for any Product and/or Other Product packaged in a "Keg" shall represent the price for a one-half barrel (15.5 U.S. gallons) keg (individually referred to as a "Keg" and collectively referred to as "Kegs"). FBC may charge to MOJO, as an adjustment to the Unit Price, an amount equal to 110% of any price increases in the net cost to FBC for Brewing Ingredients, Brewing Supplies or Packaging Materials for any month (the "Base Month") in which the net cost of such item to FBC exceeds the cost paid by FBC for such item in the immediately prior month (the "Prior Month"), and FBC may continue to charge such adjustment in each succeeding month (and may make similar adjustments) until the net cost to FBC for such item in any month is equal to or is lower than the net cost to FBC for such item was in the Prior Month. For this purpose, "net cost to FBC" shall include purchase discounts, but not discounts resulting from credit terms.

      (c) Notwithstanding the above, the Unit Price that MOJO shall pay to FBC shall, in no event, exceed the highest Unit Price paid by any other third party brand owner whose products are produced by FBC for orders of similar volume. In addition, Unit Price plus the costs of warehousing and shipping of the first two 100 barrel batches of MOJO Product shall be paid by FBC.

      (d) Unit Prices are F.O.B. the carrier's trucks at FBC's docks (i.e., the Unit Price includes the cost and risk of loading trucks at FBC's dock) and include FBC's labor costs, overhead, profit and other costs incurred in the brewing and packaging of the Product.

      (e) On the date the Product and/or Other Products is shipped, FBC will invoice MOJO for the Unit Price. The portion of the Unit Price attributed to Brewing Ingredients purchased by FBC will be billed at FBC's standard cost when the Product and/or Other Products is shipped (with monthly reconciliation to reflect FBC's actual cost). FBC may periodically adjust its standard cost for Brewing Ingredients to more accurately reflect its actual costs. FBC shall notify MOJO in writing of any adjustment in its standard cost at least ten (10) days prior to the date such adjustment will take effect. All invoices will be sent to MOJO by telecopier and MOJO will pay each Friday by electronic funds transfer all invoices that relate to shipments of the Product and/or Other Products made by FBC during the previous week.




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Contract Brewing Agreement
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  3. BREWING INGREDIENTS, PACKAGING MATERIALS AND BREWING
     SUPPLIES.


    (a) For purposes of this Contract Brewing Agreement, "Brewing Ingredients" shall be defined as all grain, malt, yeast and hops used to produce the Product. Brewing Ingredients shall be purchased and supplied as follows:

         (i) All grain and/or malt used in the brewing of the Product shall be purchased by FBC directly from commercial grain and/or malt suppliers. FBC and MOJO will use their best efforts to agree upon specifications for grain and/or malt that will allow FBC to commingle storage of grain and/or malt used to produce the Product with grain and/or malt used to produce FBC's own products. If FBC and MOJO cannot agree upon standard grain and/or malt specifications, the Unit Price shall be increased to reflect any additional cost incurred by FBC for separate handling and storage of grain and/or malt used in the Product.

         (ii) All hops used in the brewing of the Product shall be purchased by FBC from usual and customary sources.

    (b) For purposes of this Contract Brewing Agreement, "Packaging Materials" shall be defined as all bottles, crowns, labels, cases, cartons, Kegs, tap covers, pallets and dust covers and the like used in the packaging and shipment of the Product. Packaging Materials shall be purchased and supplied as follows:

         (i) Except for the first production runs of Packaging Materials adequate for the production of up to the first 200 barrels (which shall be paid by FBC as set forth in Section 2(c), above), bottles, crowns, labels, cases, cartons, tap covers and the like shall be purchased by FBC from usual and customary sources as needed to meet the Packaging Schedule for the Product.

         (ii) Unless otherwise mutually agreed, Kegs and pallets in quantities adequate for the volume of the Product and/or Other Products to be packaged under this Contract Brewing Agreement shall be purchased by FBC from usual and customary sources from time to time. All such Kegs and pallets shall be returned and reused in accordance with FBC's standard policies for Keg and pallet return and reuse. From time to time during the term of this Contract Brewing Agreement, FBC shall purchase additional Kegs and pallets in numbers adequate to replace Kegs and pallets lost or otherwise rendered unusable. All Kegs and pallets shall conform to the specifications of Kegs and pallets used by FBC in packaging and shipping its own products.




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Contract Brewing Agreement
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           (c) MOJO has the right, subject to the approval of FBC, which approval will not be unreasonably withheld, to make changes in the Packaging Materials. If the proposed new Packaging Materials can be produced without modification or addition to FBC's existing equipment, FBC shall produce the Product using the new Packaging Materials upon mutual agreement by FBC and MOJO to any adjustment to the Unit Price required to compensate FBC for any difference in production cost compared to the cost to produce the Product in the comparable bottle package. If the proposed new Packaging Material requires any modifications or additions to FBC's existing equipment, then the obligations of the parties with respect to such modifications or additions shall be governed by Sections 1(b) and 9 of this Contract Brewing Agreement.

          (d) For purpose of this Contract Brewing Agreement, "Brewing Supplies" shall be defined as all Kettle additives, brewing liquor treatments and chill-proofing and fining agents used to produce the Product. FBC shall purchase all Brewing Supplies from usual and customary sources.

          (e) MOJO shall have sole responsibility for the selection and approval of all Brewing Ingredients, Packaging Materials and Brewing Supplies used to produce the Products. MOJO shall have sole responsibility for the content and design of all labels, tap covers, crowns, cartons, cases and other Packaging Materials.

          (f) Upon the termination of this Contract Brewing Agreement for any reason: (i) MOJO will purchase from FBC (w) all Kegs and pallets purchased by FBC on behalf of MOJO pursuant to this Contract Brewing Agreement at their documented cost to FBC, (x) all finished Product and/or Other Products at the Unit Price, (y) all inventory of work in process of the Product and/or Other Products at FBC's cost, and (z) all inventory of Brewing Ingredients, Packaging Materials and Brewing Supplies purchased by FBC that are not reasonably useable by FBC in its own products at FBC's cost; and (ii) FBC will make available for pick up by MOJO at FBC's dock all finished Product and/or Other Products, all Brewing Ingredients, Packaging Materials and Brewing Supplies referred to in
Section 3(e) hereof, and all Kegs, pallets and dust covers on hand at FBC that were purchased by FBC on behalf of MOJO pursuant to this Contract Brewing Agreement. In the event that sales of the Product are greater than 2,500 barrels within 12 months after the shipment to MOJO's distributors, but such sales are substantially less than forecasted by MOJO, resulting in abnormally excess inventories of Packaging Materials purchased by FBC, MOJO will purchase such excess from FBC at FBC's cost.

     4.   TERM.

          The term of this Contract Brewing Agreement shall commence on the Effective Date and, unless sooner terminated pursuant to Section 10 hereof, this Contract Brewing

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Contrct Brewing Agreement
Page 8

Agreement shall expire on December 31, 2008. However, this Agreement shall be automatically renewed on January 1, 2009 and each subsequent January 1 (the "Annual Renewal Date") thereafter for one (1) additional year unless a party hereto shall, within sixty (60) days prior to such Annual Renewal Date, provide notice to the other party that the other party is in breach of this Agreement and that the notifying party will not renew the Agreement as a consequence thereof on the Annual Renewal Date. The parties acknowledge that MOJO's obligations pursuant to this Contract Brewing Agreement to make payments to FBC and the Parties' respective rights and obligations under Sections 3(e), 9, 10(a), 11, 12, 14, 16(a), 16(c) and 17 shall survive the expiration or termination of this Contract Brewing Agreement.

     5. MINIMUM ORDERS.

        (a) On a weekly basis, MOJO shall provide FBC with a twelve (12) week Production Plan for the Product (the "Production Plan"). The Production Plan shall be a rolling twelve week schedule setting forth brewing and packaging requirement for the Product for each week during the twelve weeks covered by the Production Plan. All brewing requirements for the Products during the first two weeks of the Production Plan shall constitute firm orders by MOJO. All brewing requirements for the Product during the twelve (12) weeks of the Production Plan and all packaging requirements set forth in the Production Plan shall be a forecast of MOJO's best estimate of brewing and packaging requirements for the Product and shall be used by FBC for capacity planning purposes. MOJO shall update the Production Plan each week by providing its best estimate of brewing and packaging requirements for the next week and by revising the schedule for brewing and packaging requirements in the remaining weeks of the Production Plan. The minimum brew size that MOJO shall utilize in the Production Plan shall be FBC's maximum brew based on FBC's current brewing vessels, currently estimated to yield approximately 100 barrels of the Product (a "Brew"). The minimum brewing requirement that MOJO may specify during any six month period shall be two Brews. The maximum brewing requirement that MOJO may specify shall not exceed 400 Barrels in any consecutive four (4) week period. FBC shall have the right, in its sole discretion, to set the actual time and date on which each Brew shall be brewed, provided that FBC shall use its best efforts to (i) minimize the length of time that the Product remains in storage prior to packaging, and (ii) meet the shipment dates specified on the Packaging Schedule.

        (b) MOJO shall place all orders for packaging and shipment of the Product not less than 28 days in advance of the proposed shipping date (the "Packaging Schedule"). The Packaging Schedule shall set forth the quantity of the Product by package type and the week in which each order shall be shipped in the following month. Packaging shall be scheduled in increments of 100, 200 and 400 barrels and shall specify the number of Kegs and Case limits.

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Contract Brewing Agreement
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     6.  RISK OF LOSS.

         MOJO shall have sole responsibility for selecting carriers and making all arrangements for shipment of the Product to its customers. MOJO shall pay for all costs associated with shipment of the Product from FBC's facility. FBC and MOJO acknowledge and agree that, consistent with the F.O.B. pricing terms, the risk of loss in loading the carrier's trucks shall be borne by FBC. However, the carrier's driver shall have the right to inspect each shipment for damage prior to leaving the loading dock and, accordingly, MOJO shall bear the risk of loss on any shipment of Product, once the carrier's truck leaves FBC's loading dock.

     7.  BREWERY OF RECORD.

         (a) FBC shall provide all Product brewed hereunder under the name of "The MOJO Highway Company, LLC" as the Brewery of Record. FBC shall secure and maintain any permits, licenses, approvals and the like required by any federal, state or local governmental agency on behalf of MOJO, and FBC shall pay for any out-of-pocket costs, including, without limitation, legal expenses, incurred in connection therewith.

         (b) FBC and MOJO shall maintain an alternating proprietorship whereby the Product is produced at FBC's facility under a Brewer's Notice for such premises issued to MOJO. FBC shall maintain separate records for the Product produced under the MOJO alternating proprietorship and shall file monthly reports and federal excise tax returns in a timely manner on behalf of the MOJO alternating proprietorship. FBC shall, to the extent reasonably possible, but subject to and in compliance with all applicable federal, state or local laws, rules and regulations, identify Frederick, Maryland, as the sole label source for the Product. FBC shall pay for its out-of-pocket costs, including, without limitation, legal expenses, incurred in connection with maintaining the MOJO alternating proprietorship.

     8.  FORCE MAJEURE.

         (a) FBC shall not be liable to MOJO in the event that FBC shall delay in or fail to deliver Product and/or Other Products to MOJO hereunder for any reason or cause beyond its control, including but not limited to a slowdown, stoppage or reduction of FBC's production or delivery due to strikes, fire, flood, labor stoppage or slowdown, inability to obtain materials or packages, shortage of energy or water, acts of God, a limitation or restriction of its production by action of any military or governmental authority, or any other causes, outside of its control.

         (b) In the event of any such slowdown, stoppage or reduction of FBC's production or deliveries, FBC will allocate its remaining capacity pro-rata between FBC's




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Contract Brewing Agreement
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own products, other products being brewed and produced under contract by FBC, and the Product, provided that MOJO, upon the request of FBC, shall use reasonable efforts to move production of the Product to other suppliers for the duration of any such slowdown, stoppage or reduction so as to minimize the amount of the Product that FBC is required to produce for MOJO during such a slowdown, stoppage or reduction. The pro rata allocation of FBC's remaining production capacity shall be based on the proportionate volume of FBC's own products, products being brewed and produced for other third party brand owners under contract with FBC, and the Product produced by FBC during the three month period immediately preceding the month in which occurred the event which gave rise to the slowdown, stoppage or reduction of FBC's production or delivery. In allocating the proportionate share of its remaining capacity to be devoted to the Product, FBC shall use its best efforts to accommodate the mix of Product and Other Products specified by MOJO.

  9. CHANGE PARTS AND BREWERY MODIFICATIONS.

         (a) The Parties anticipate that production of Other Products or the use of new Packaging Materials may require changes or modifications to FBC's brewing equipment and facilities, or the installation of new equipment by FBC to accommodate Other Products or new Packaging Materials. Subject to the obligations of MOJO and FBC under Section 1(b) of this Contract Brewing Agreement, FBC shall have no obligation to make any modifications to its equipment or facilities to accommodate the production of the Product unless agreed to by FBC in writing. If the change parts, modifications or new equipment required to produce any Other Products or use any new Packaging Materials would, in FBC's reasonable judgment, have a material adverse impact on FBC's operations, including without limitation, space availability, plant capacity, or cost of production, then FBC shall not be required to produce any such Other Products or use any such new Packaging Materials. If FBC determines that the required changes, modifications or new equipment would not have a material adverse impact, then the allocation of cost, ownership and the other terms and conditions relating to such change parts, modifications or new equipment shall be determined as provided herein.

         (b) MOJO will pay for all change parts, brewery modifications or new equipment that are unique to producing the Product and/or Other Products at FBC's facility, provided that FBC notifies MOJO in advance of making any such expenditures. FBC shall own all change parts and brewery modifications paid for by MOJO and MOJO shall not be entitled to such change parts or to remove any such change parts and brewery modifications at the termination or expiration of this Contract Brewing Agreement. The payment by MOJO for all change parts, brewery modifications or new equipment shall be on an amortization schedule mutually agreed upon by the Parties. If such agreed upon changes and modifications are used in the production or packaging of FBC's products or other products manufactured by FBC under contract at the termination or expiration of this




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Contract Brewing Agreement
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Agreement, FBC shall compensate MOJO for the fair market value of the changes and modifications, taking into account depreciation and wear and tear.

     10.  TERMINATION.

          (a) Unless the reason for termination is governed by Sections 10(c) or 10(d) of this Contract Brewing Agreement, either Party may terminate this Agreement for any other reason in accordance with the terms set forth in this
Section 10(a). If either Party wishes to terminate this Contract Brewing Agreement, the Party wishing to terminate shall first notify the other Party in writing explaining all of the reasons causing it to seek termination. The other Party shall have ten (10) business days after receipt of the notice explaining reasons to present to the Party that gave notice a written proposal setting forth all of the proposed measures, concessions, amendments or other actions which the Parties would undertake to alleviate the reasons cited in the notice. The Parties shall then negotiate in good faith to reach mutual agreement on the proposal. The Parties will not disclose to any third party that notice has been given, that discussions are taking place or the content of any such notice or discussions, except that either Party may issue any press release or make any public disclosure which such Party determines to be required by law, regulation or by the rules or regulations of any self-regulating securities exchange. If, within twenty (20) business days after receipt of the notice explaining reasons, the Parties have not mutually agreed in writing on all of the measures, concessions, amendments and other actions to be undertaken to alleviate the reasons cited by the Party that gave notice, then the Party that gave notice may notify the other Party in writing that it is terminating this Contract Brewing Agreement. A Party wishing to terminate this Contract Brewing Agareement shall use good faith and exercise reasonable judgment in concluding that it has reasons for terminating this Contract Brewing Agreement. Reasons that may cause a party to terminate this Contract Brewing Agreement shall include without limitation: a material default by any Party of any of its obligations under this Contract Brewing Agreement; a material violation of the laws and regulations governing the production, marketing or sale of alcoholic beverages; the material violation by either Party of the terms of the MOJO Operating Agreement of the limited liability company.

          (b) Either Party may terminate this Contract Brewing Agreement effective immediately upon written notice to the other Party in the event that: (i) the other Party makes an assignment for the benefit of creditors or files a voluntary bankruptcy, insolvency, reorganization or similar petition seeking protection from creditors; (ii) the other Party fails to vacate any involuntary bankruptcy, insolvency or reorganization petition filed against such Party within ten (10) business days after the filing of such petition; or (iii) the other Party liquidates, dissolves or ceases to do business as a going concern.

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Contract Brewing Agreement
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          (c)  Upon termination pursuant to this Section 10, MOJO shall promptly pay to FBC all unpaid invoices in full and all unpaid costs incurred by FBC pursuant to this Contract Brewing Agreement in the brewing, packaging, shipping and storage for the Product and/or Other Products. FBC will use all reasonable efforts to minimize such costs upon termination and MOJO will have the right to review documentation evidencing such costs. FBC also agrees, upon reasonable assurance of payment, to complete the production of all work-in-process and, upon payment of all sums due, to make all finished product, packaging materials and unused ingredients available for shipping to MOJO.

    11.  AGENCY AND INDEMNIFICATION.

         FBC and MOJO understand and agree that neither Party is, by virtue of this Contract Brewing Agreement or anything contained herein, including FBC affixing to any Product and/or registering the name of "The MOJO Highway Brewing Company, LLC" or "MOJO Highway," constituted or appointed the agent of the other Party for any purpose whatsoever, nor shall anything herein contained be deemed or constructed as granting MOJO or FBC any right or authority to assume or to create any obligation or responsibility, express or implied, for or on behalf of or in the name of the other, or to bind the other in any manner or way whatsoever. MOJO shall indemnify and hold harmless FBC from and against any and all claims, expenses, causes of action or liabilities of any nature whatsoever (collectively, "Damages"), to the extent that Damages arise solely from the independent conduct of MOJO; provided that Damages shall not include any loss, liability, cost or expense incurred by FBC as a consequence of the exercise by MOJO of any of its rights under this Contract Brewing Agreement.

    12.  PRODUCT LIABILITY.

          (a) FBC and MOJO shall each maintain product liability insurance coverage in the respective amount of not less than $1,000,000 per occurence and $1,000,000 combined single limit, and in the amount of not less than $1,000,000 combined single limit in the aggregate relating to the Product produced by FBC for MOJO hereunder.

          (b) FBC shall indemnify and hold harmless MOJO and all of its affiliates from and against any and all loss, liability, cost or expense of any nature whatsoever, including reasonable attorney's fees (collectively, "Product Liability Damages"), arising out of or associated with the manufacture and/or packaging of the Product and/or Other Products by FBC, regardless of when manufactured or packaged, except to the extent that (i) Product Liability Damages were caused solely by improper storage, handling or alteration of the Product and/or Other Products after delivery to MOJO, (ii) Product Liability Damages are based on or result from a claim that the Product and/or Other Product is inherently defective, (iii) Product Liability Damages were caused by Brewing Ingredients, Packaging

Contract Brewing Agreement
Page 13

Materials (other than bottles) or Brewing Supplies specified or otherwise approved by MOJO which have not been altered by FBC without MOJO's consent, or
(iv) Product Liability Damages relating to the health aspects of the consumption of alcoholic beverages or to damage, injury or death as a result of the ingestion of any Product and/or Other Products.

      (c) MOJO shall indemnify and hold harmless FBC and all of its affiliates from and against any and all Product Liability Damages to the extent arising out of the causes excepted from FBC's duty to indemnify MOJO under clauses (i), (ii) and (iii) of Section 12(b).

    13. RECIPE AND QUALITY.

      (a) FBC shall produce the Product and/or Other Products using the ingredients and brewing formula and procedures specified in the Brewing Package provided by MOJO to FBC within thirty (30) days after the execution of this Contract Brewing Agreement. FBC shall produce any new Product or any Other Products using the brewing formula and procedures specified in the Brewing Package provided by MOJO to FBC for such Product and/or Other Products. MOJO shall have the right to change ingredients and/or brewing formula and procedures upon reasonable prior written notice to FBC, provided that the cost of any such change shall be borne by MOJO and, provided further, that the specified ingredients are readily available to FBC in the necessary time frame.

      (b) FBC shall use its best efforts to meet the specifications for the Product to be provided by MOJO in the Brewing Package. FBC shall use its best efforts to meet the specifications for any new Product and/or any Other Products which are furnished in writing by MOJO at the time the Parties agree to add a new Product and/or Other Products to this Contract Brewing Agreement. MOJO has the right to reject batches of the Product which it determines to taste materially different from representative sample of the Product, such rejection not to be arbitrary or unreasonable. Any rejected batches shall not be charged to MOJO by FBC.

      (c) The Product shall be brewed and packaged according to MOJO's specifications, including the maintenance of standards and quality control programs furnished to FBC in writing by MOJO. MOJO shall have ultimate responsibility and authority over every detail of the production process for the Product, with such responsibility and authority as to those parameters affecting beer taste and quality to be the same as if MOJO were the owner of FBC's brewing facility. MOJO shall have the right, at any time, to monitor and review the practices and procedures of FBC in the production and packaging of the Product and inspect FBC's brewing facility. If a decision made by MOJO in the exercise of its authority under this Section 13(c) results in a rejection of two or more

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Contract Brewing Agreement
Page 14

consecutive batches by MOJO, the Parties shall work together in good faith to resolve all such problems. In addition, in the exercise of its authority under this Section 13(c), MOJO shall not interfere with FBC's production process for its own proprietary brands.

            (d) Consistent with the provisions of Section 13(c), FBC and MOJO will, in any and all public statements or comments, recognize that MOJO controls the ingredients, recipe, brewing processes and procedures and quality parameters for all Product and/or Other Products produced for MOJO by FBC, and that MOJO is the brewer of all such Product. Neither Party will make any public statement inconsistent with the foregoing.

     14.  TRADEMARKS.

            (a) FBC acknowledges that no trademark or trade name rights in "MOJO", "MOJO Highway", "MOJO Highway Brewing Company" and any other trademarks, trade names, service marks or logos owned or held under license by MOJO (collectively, the "Trademarks") are granted by this Contract Brewing Agreement.

            (b) MOJO hereby represents, warrants and covenants to FBC that it has and will maintain its right to use the Trademarks and will indemnify and hold harmless FBC from any alleged infringement by any Party against FBC including, but not limited to, FBC's reasonable costs of legal expenses.

     15.  TEST BREWING.

            Nothwithstanding anything to the contrary in this Contract Brewing Agreement, MOJO may, at any time after notice to FBC, engage any other brewer for the purpose of conducting test production and distribution of the Product in order to ensure the delivery of the Product following termination of this Contract Brewing Agreement.

     16.  COMPETING PRODUCTS.

            (a) FBC will not at any time use the brewing formula for the Product and/or Other Products which MOJO has supplied to FBC to produce a malt beverage product for itself (or any of its affiliates) or on behalf of any unaffiliated person.

            (b) For so long as this Contract Brewing Agreement remains in effect, FBC shall not, without the prior written consent of MOJO, produce for or on behalf of any person unaffiliated with FBC or MOJO a malt beverage product for sale in the United States which is targeted to be marketed and sold primarily to the African-American demographic segment of the population, nor will FBC produce, market or sell brands to such segment in conjunction with any other entity owned or controlled by African-Americans

Contract Brewing Agreement
Page 15

without the prior written consent of C&L Brewing Company, Inc., the controlling member of MOJO. The foregoing restrictions shall not apply in any calendar year after 2000 unless MOJO has purchased at least the volume of the Products set forth in Section 10(a) hereof.

           (c) MOJO acknowledges that FBC is currently in the business of brewing craft and specialty malt beverage products for sale by FBC and by other third party brand owners that are similar to and compete with the Product, and MOJO agrees that nothing in this Contract Brewing Agreement shall prevent FBC from continuing or expanding its craft and specialty brewing or contract brewing business, provided that FBC shall not intentionally copy the brewing formula for the Product and/or Other Products or use any yeast supplied to FBC by MOJO to produce craft and specialty products for itself or any of its affiliates or any other third party brand owners. All of the Product and/or Other Products produced by FBC for purposes of this Contract Brewing Agreement, including all work in process, shall be produced solely for the benefit of MOJO and used for no other purpose.

     17. RIGHTS OF OFFSET.

         The Parties acknowledge and agree that, to the extent a Party is at any time owed money by the other Party, such Party may set off such amount against any monies owed by such Party from time to time to such other party, said set-off to be accomplished by written notice to such other Party effective upon being sent.

     18. NOTICES.

         All notices required herein shall be given by registered or certified mail, return receipt requested, or by overnight courier service, in both cases with a copy also sent by telecopier, to the following addresses (unless change thereof has previously been given to the Party giving the notice) and shall be deemed effective when received:

         If to MOJO:      Lee M. Chapman
                          Manager-Chief Executive Officer
                          MOJO Highway Brewing Company, LLC
                          33 Gold Street, No. 119
                          New York, New York 10038
                          Telephone: (212)
                          Telecopier: (212) 714-9856

Contract Brewing Agreement
Page 16

  If to FBC:       Kevin E. Brannon
                   Chief Executive Officer
                   Frederick Brewing Co.
                   4607 Wedgewood Blvd.
                   Frederick, Maryland 21703
                   Telephone: (301) 694-7899
                   Telecopier: (301) 694-2971

  With a copy to:  Jeffrey A. Koeppel
                   Elias, Marz, Tiernan & Herrick L.L.P.
                   734 15th Street, N.W.
                   12th Floor
                   Washington, D.C. 20005
                   Telephone: (202) 347-0300
                   Telecopier: (202) 347-2172

     19. SUCCESSORS AND ASSIGNS.

         This Contract Brewing Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties, but shall not be assigned by any Party, whether by merger, consolidation, reorganization, operation of law or otherwise, without the prior written consent of the other Party, which consent will not be unreasonably withheld. No failure of a Party to consent to a proposed assignment of this Contract Brewing Agreement by the other Party shall be deemed unreasonable if such Party believes in good faith that the proposed assignee is not capable of performing the financial or production obligations of the Party proposing to assign this Contract Brewing Agreement. Assignment of this Contract Brewing Agreement shall not relieve the assigning Party of its financial obligations hereunder, including its indemnification obligations hereunder.

     20. GOVERNING LAW.

         This Contract Brewing Agreement shall be interpreted and construed in accordance with the laws of the State of Maryland.

     21. DISPUTE RESOLUTION.

         Any disagreement, dispute, controversy or claim with respect to the validity of this Contract Brewing Agreement or arising out of or in relation to the Contract Brewing Agreement, or breach hereof, shall be submitted to arbitration in Baltimore, Maryland, in accordance with the articles of the American Arbitration Association for Commercial Arbitration. The arbitrator(s) shall have the right to assess costs including legal expenses,





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CONTRACT BREWING AGREEMENT
PAGE 17

in favor of the prevailing Party. The decision of the arbitrator(s) shall be final and binding on both Parties. Notwithstanding the foregoing, the Parties may, prior to submitting a dispute to arbitration, have recourse to the courts of the United States of America or the State of Maryland for the purpose of obtaining a temporary restraining order or other preliminary injunctive relief.

     22. EXECUTION IN COUNTERPARTS.

 This Contract Brewing Agreement may be executed in one or more counterparts each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

     23. AMENDMENTS.

         No amendment, change or modification of any of the terms, provisions or conditions of this Contract Brewing Agreement shall be effective unless made in writing and signed or initialed on behalf of the Parties hereto by their duly authorized representatives.

     24. NO THIRD PARTY BENEFICIARIES.

         FBC and MOJO agree that this Contract Brewing Agreement is solely for their benefit and it does not nor is it intended to create any rights in favor of, or obligations owing to, any person not a Party to this Contract Brewing Agreement.

     25. MERGER; SEPARABILITY.

         This Contract Brewing Agreement terminates and supersedes all prior formal or informal understandings between the Parties with respect to the subject matter contained herein, including that letter of intent dated April 3, 1998. Should any provision or provisions of this Contract Brewing Agreement be deemed ineffective or void for any reasons whatsoever, such provision or provisions shall be deemed separable and shall not effect the validity of any other provision.

Contract Brewing Agreement
Page 18

     IN WITNESS WHEREOF, the Parties hereto enter into this Contract Brewing Agreement as of the date first above written.

Witness: /s/ Illegible      MOJO HIGHWAY BREWING COMPANY, LLC
         -------------

                            By: /s/ Lee M. Chapman
                                -----------------------------
                                Lee M. Chapman
                                Manager-Chief Executive Officer

                            By: /s/ Curtis J. Lewis
                                -----------------------------
                                Curtis J. Lewis, II
                                Manager-Chief Operating Officer

Witness: /s/ Illegible      FREDERICK BREWING CO.
         -------------

                            By: /s/ Kevin E. Brannon
                                -----------------------------
                                Kevin E. Brannon, Chairman
                                and Chief Executive Officer